Exhibit 99.1

Release clear time: 07/27/2009 06:00 AM Eastern Time

Middleburg Financial Corporation Announces Common Stock Offering

Contact:	Joseph L. Boling, Chairman & CEO	540-687-6377 or
ceo@middleburgbank.com

	Gary R. Shook, President	540-687-4801 or
pres@middleburgbank.com

	Jeffrey H. Culver, EVP & COO	703-737-3470 or
coo@middleburgbank.com

MIDDLEBURG, VIRGINIA (July 27, 2009) – Middleburg Financial Corporation (NASDAQ: MBRG) (the “Company”) announced today that it has commenced a public offering of its common stock for up to $20.0 million in gross proceeds, including any exercise of the underwriter’s overallotment option, pursuant to the Company’s effective shelf registration statement filed with the U.S. Securities and Exchange Commission (the “SEC”). Scott & Stringfellow, LLC will serve as the underwriter for this offering. The underwriter’s overallotment option may be exercised within 30 days at the public offering price, less underwriting discount and commission.

“We want to raise additional capital for general corporate purposes, including the possible redemption of our preferred stock and warrant issued to the U.S. Treasury as part of the Capital Purchase Program,” said Joseph L. Boling, Chairman and CEO.

This news release does not constitute an offer to sell or a solicitation of an offer to buy any securities, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. A registration statement relating to these securities has been filed with the SEC and is effective. A copy of the prospectus may be obtained from Scott & Stringfellow, LLC at 909 East Main Street, Richmond, VA 23219 or by telephone at (800) 552-7757.

Caution About Forward-Looking Statements

Certain information contained in this discussion may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements relate to the Company’s future operations and are generally identified by phrases such as “the Company expects,” “the Company believes” or words of similar import. Although the Company believes that its expectations with respect to the forward-looking statements are based upon reliable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results, performance or achievements of the Company will not differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. For details on factors that could affect expectations, see the risk factors and other cautionary language included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, and other filings with the SEC.

About Middleburg Financial Corporation

Middleburg Financial Corporation is headquartered in Middleburg, Virginia and has two wholly owned subsidiaries, Middleburg Bank and Middleburg Investment Group, Inc. Middleburg Bank serves Loudoun, Fairfax, and Fauquier Counties in Virginia with eight financial service centers. Middleburg Investment Group owns Middleburg Trust Company and Middleburg Investment Advisors, Inc. Middleburg Trust Company are headquartered in Richmond, Virginia with a branch office in Middleburg and Williamsburg. Middleburg Investment Advisors, Inc. is an SEC registered investment advisor located in Alexandria, Virginia.